DISTRIBUTOR AGREEMENT

THIS DISTRIBUTOR AGREEMENT is dated as of January 4, 2013

BETWEEN:

DOLCE BEVUTO, LLC., a privately-held limited liability company duly incorporated under the laws of the State of California, having an office at 9340 East Raintree Dr., Scottsdale, AZ 85260 (the "Company")

AND:

REALESTATE PATHWAYS, INC., a publicly-held corporation duly incorporated under the laws of the State of Wyoming having an office at 2114 West Apache Trail, Apache Junction, AZ 85120  (the "Distributor").

WHEREAS, the Company is engaged in the business of selling, warehousing, distributing, delivering, placing, marketing, and all things related to general distribution of the  “NOHO” brand products listed in the attached Schedule 1, as it may be amended from time to time (“Products”); and

WHEREAS, the Distributor desires to market, sell and deliver the Products; and

WHEREAS, the Company and Distributor (“Parties”) desire that the Distributor act as the seller and distributor of the Products in the territories described in the attached Schedule 2. (the “Territory”);

NOW, THEREFORE, in consideration of the promises hereinafter made by the Parties hereto, it is agreed as follows:

Distribution Right:

1.1.
The Company and all of its affiliates hereby grants the Distributor a  non-exclusive right to sell the Products in the Territory for the Term with the right to distribute, market, use, and sell Products to all prospective clients in the Territory in exchange for the Consideration and Term stated herein.

1.2.
For the Term of Agreement, Company hereby grants to the Distributor the non-exclusive right to use the Company’s trademarks, trade names and trade dress described in the attached Schedule 3 (“Trademarks”) solely in connection with the advertising, distribution, marketing and sale of the Products. The Trademarks will remain the Company’s sole and exclusive property.

2.	Consideration:

2.1.
All orders must be initiated by Distributor purchase order (either e-mailed, faxed or mailed) with the quantity of product, ship to address, product code and transfer price at which Company sells product to Distributor for resale by Distributor to Distributors’ customers.

2.2.	Payment terms will be 30 days net with 2% trade discount if paid within 30 days. Payment will be made via certified check or wire transfer made to Company’s designated banking account.

3.	Term and Termination:

3.1.
The initial term of this Agreement shall be for one (1) year.  This agreement shall automatically renew for successive one (1) year periods unless notice of intent to not renew is sent to the other party by the party intending to not renew the Agreement not less than 60 days prior to the Termination date, provided that Distributor has fulfilled Distributor’s conditions per this Agreement.

3.2.	This Agreement will terminate on the first (1st) anniversary of the Agreement execution date, unless extended by both Parties as provided for in this Agreement.

3.3.	Termination by Company should Distributor:

3.3.1.
Fail to pay for any product when due in strict accordance with the stated terms and conditions of sale as stated on the invoice. File a voluntary or involuntary filing of bankruptcy or assignment for benefit of creditors.

3.3.2.
Have been found to be in violation of their defined Territory (see Schedule 2) by selling or permitting the sale of product into territories not included in Schedule 2, without the prior approval of Company.

3.4.	Breach of this Agreement in any manner, which breach shall remain uncured for thirty (30) days.

3.5.	Termination by Distributor should Company:

3.5.1.	Fail to provide any Product to Distributor within agreed upon timing and at agreed upon price;

3.5.2.	File a voluntary or involuntary filing of bankruptcy or assignment for benefit of creditors.

3.5.3.	Breach this Agreement in any manner, which breach shall remain uncured for thirty (30) days.

4.	Distributor Requirements:

4.1.	To maintain this non-exclusive Distributor Agreement:

4.1.1.	Distributor shall purchase Company Product in adequate order, quantity, and within product receipt timing to fulfill Distributor’s distribution and sales requirements.

5.	Company Requirement:

5.1.1.	Company shall provide Distributor with Product in quantities ordered by Distributor and at transfer pricing agreed to between Company and Distributor;

5.1.2.	Company will communicate its manufacturing and production schedule and its production availability to Distributor within 30 calendar days of receipt of each order.

6.	Marketing Related:

6.1.
The Company shall have the right to review all marketing materials developed by the Distributor to ensure Distributor’s compliance with Company’s product performance standards.  The review shall occur within 10 business days after submission.

6.2.
Should Distributor, in its sole decision, determine that additional marketing materials are required by Distributor to meet Distributors revenue forecasts, Distributor shall be responsible for all costs to develop and design said marketing materials including but not limited to product brochures, flyers, print, video, and radio advertisements

7.	Regulatory Approvals:

7.1.	The Company shall be responsible for obtaining and maintaining all U.S. regulatory approvals that allow for its Products to be sold in the Territory.

7.2.	The Company shall be responsible for obtaining and maintaining all regulatory approvals in the Territory.

7.2.1.	The payment of any Territory local, province, and national governmental and regulatory agency fees associated with securing product approval in the Territory will be Distributor’s responsibility.

7.2.2.	The Company shall provide copies of all regulatory approvals to Distributor within 30 business days of approval receipt by Company from any and all approving governments, agencies and entities.

8.	Sales Forecast:

8.1.	Distributor shall provide the Company with projected sales so that the Company can ensure proper inventory levels of Product. This information must be provided in writing.

9.	Liability:

9.1.
The Company shall indemnify, defend, and hold the Distributor harmless from and against any and all liabilities, claims, demands, damages, costs, expenses, or money judgements incurred by the Distributor or rendered against it resulting from third party claims or actions for personal injury or property damage which arise out of the design or manufacture of the Products or the failure to warn, except to the extent that such personal injury or property damage arises out of the negligence or willful misconduct of the Distributor, misuse of the Product, or use of the Product for purposes for which is was not intended, labeled, licensed or cleared.  In the event of such negligence or willful misconduct of the Distributor, the Distributor shall indemnify, defend, and hold the Company harmless from claims arising from the Distributor’s negligence or willful misconduct in performance of its obligations under this Agreement.

10.	Insurance:

10.1.
The Distributor shall be an additional named insured on the Company’s Product Liability Insurance Policy.  The Company shall be an additional named insured on the Distributors’ General Liability Insurance Policy, which shall have a minimum value of $500,000.

11.	Obligations of the Distributor:

11.1.	When requested by the Company and no less frequently than once per quarter, the Distributor will provide the Company with a brief written report on the status of sales in the Territory.

11.2.
The Distributor agrees to respond to all customer inquiries from customers in the Territory within 15 days of receipt of customer inquiry from the Company.  Inquiries are defined as any Product interest; whether said interest has been expressed by mail, facsimile, e-mail, telephone, etc.

11.3.
Upon adequate notification, the Distributor personnel shall be available to travel with the Company’s personnel. The Distributor shall cover the expenses of their personnel, while the Company shall cover the expense of Company personnel.

11.4.
The Distributor shall notify the Company and Company shall notify Distributor about product exhibitions that would be appropriate for exhibition of the Product offerings. To insure a successful product exhibition, the Company would like notification a minimum of 45 days prior to the event.  The Company may choose not to exhibit at specific conferences.  However, the Company will support all efforts by the Distributor if Distributor chooses to exhibit at specific conferences.

11.5.	The Distributor shall not solicit orders or attempt to have Product shipped outside the Territory without the express permission of the Company.

12.	Relationship between Company and Distributor:

12.1.
The relationship between Company and Distributor is that of independent contracting parties and not that of employer/employee.  The Distributor shall have no right or authority to (i) accept orders, (ii) waive any right, or (iii) incur, create, or assume any obligations on behalf of, or otherwise bind, the Company in any respect whatsoever.

13.	Governing Law and Dispute Resolution:

13.1
This Agreement shall be governed by the laws of the State of California and is accepted by Company at its Corporate Office. All payments hereunder shall be made at Company's offices at 9340 East Raintree Dr., Scottsdale, AZ 85260. Company's rights granted hereby are cumulative and in addition to any rights it may have at law or equity.

14.	Changes to Schedules:

15.1        Schedules 1, 2, and 3 may be modified from time to time provided both Parties have agreed to and properly executed the proposed amendment.

15.	Notification:

16.1
All official notices must be in writing and can be delivered by facsimile, certified mail, or overnight letter.  Notices should be sent to the attention of the person whose signature appears below and to the attention of the President of the Company.  The facsimile and or the address of the Company are listed on page 1 of this agreement.

17.       Benefits:

17.1	This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their heirs, personal representatives, successors and assigns.

18.       Severability:

18.1
If any provision of this Agreement shall be held to be invalid or unenforceable, such invalid or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

19.       Agreement of the Parties:

19.1	This Agreement is the final agreement of the Parties and supercedes any and all prior agreements.

DOLCE BEVUTO, LLC:

/S/ John Grdina                                               1/04/13

John Grdina, President and Managing Member                                                       Date

REALESTATE PATHWAYS, INC.

/S/ John Grdina                                                1/04/14

John Grdina, President and Chief Executive Officer                                                  Date

Schedule 1

Products

The following products, individually, have been authorized to Distributor by this Agreement:

•	NOHO- The Hangover Defense 8.4 oz Can (when available)

•	NOHO- The Hangover Defense 2oz Shot

The Distributor will be given thirty (30) days to accept or reject all future products and line extensions from the Company once informed of such extension by Company in writing.

Schedule 2

Distributor Territory

The Distributor shall have the non exclusive right to sell and distribute the Products in:

•	San Diego County, California

•	Orange County, California

•	Los Angeles County, California

•	State of Arizona

Schedule 3

Trademarks

The Distributor may use the following in accordance with Section 1.2 above:

•	NOHO- The Hangover Defense™

•	All trademarks, trade names and trade dress of the Company both existing and future, applicable to the products.